                                                                    EXHIBIT 11.2


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)


                                                        Six months ended July 31,
                                                       ---------------------------
                                                           1995           1994
                                                       -------------  ------------

Income before discontinued operations................       $  66.4       $  48.2

Preferred stock dividend entitlements................          (1.2)         (1.2)
                                                            -------       -------

Income attributable to common stockholders before
  discontinued operations (A)........................          65.2          47.0

Earnings from discontinued operations (B)............            .5          27.2
                                                            -------       -------

Net income attributable to common stockholders (C)...       $  65.7       $  74.2
                                                            =======       =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................        40,945        43,967

Common stock equivalents:
  Common stock options...............................           442           471
  Long-term incentive plans..........................             -             9
                                                            -------       -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................        41,387        44,447
                                                            =======       =======

Primary income per share of common stock:

  Before discontinued operations (A/D)...............       $  1.58       $  1.06

  Discontinued operations (B/D)......................           .01           .61
                                                            -------       -------

  Net income (C/D)...................................       $  1.59       $  1.67
                                                            =======       =======

Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.